AMENDMENT NO. 3

TO

PARTICIPATION AGREEMENT

Effective May 1, 2012, The Participation Agreement, (the “Agreement”), dated July 20, 2005, as amended, by and among AXA Equitable Life Insurance Company (“Company”), T. Rowe Price Equity Series, Inc., T. Rowe Price Fixed Income Series, Inc. T. Rowe Price International Series, Inc. and T. Rowe Price Investment Services, Inc., (collectively, the “Parties”) is hereby amended as follows:

WHEREAS, the Parties wish to add Separate Account 70 to the Agreement.

The Parties hereby agree to amend the Agreement by:

1. Schedule A. Schedule A of the Agreement is hereby deleted in its entirety and replaced with the attached “Schedule A”.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment No. 3 as of the date first above set forth.

T.ROWE PRICE EQUITY SERIES, INC.		T.ROWE PRICE INVESTMENT SERVICES, INC.

By:		By:
Name:	David Oestreicher	Name:	Fran Pollack-Matz
Title:	Vice President	Title:	Vice President

T. ROWE PRICE FIXED INCOME SERIES, INC.

By:
Name:	David Oestreicher
Title:	Vice President

T. ROWE PRICE INTERNATIONAL SERIES, INC.

By:
Name:	David Oestreicher
Title:	Vice President

AXA EQUITABLE LIFE INSURANCE COMPANY, on behalf of itself and its separate accounts

By:
Name:	Steven M. Joenk
Title:	Senior Vice President

SCHEDULE A

Name of Separate Account and Date Established by Board of Directors	Contracts Funded by Separate Account	Designated Portfolios
A	All Contracts Funded by the Separate Accounts	All Portfolios of T. Rowe Price Equity Series, Inc., T. Rowe Price Fixed Income Series, Inc. and T. Rowe Price International Series, Inc.
FP
I
45
49
65
66
70
206
301

Company shall notify the Underwriter of the addition of any new Portfolios in advance of funding.

3